Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-195236) and related Preliminary Joint Proxy Statement/Prospectus of Rocky Holding, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated May 21, 2014, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of RF Micro Devices, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) of RF Micro Devices, Inc. for the year ended March 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

June 18, 2014